THE HERFZELD CARIBBEAN BASIN FUND, INC.

FOR IMMEDIATE RELEASE
Miami, Florida	NASDAQ Capital Market: CUBA
July 24, 2007	Cusip: 42804T106

Thomas J. Herzfeld Advisors, Inc.
PO Box 161465
Miami, FL 33116
www.herzfeld.com

The Herzfeld Caribbean Basin Fund, Inc. Announces
Planned Non-Transferable Rights Offering

Miami, FL - The Herzfeld Caribbean Basin Fund (NASDAQ Capital Market: CUBA) announced today the filing of a Registration Statement with the Securities and Exchange Commission (SEC) for a proposed non-transferable rights offering to holders of the Fund’s common stock.

The Fund will issue one non-transferable right for each whole share of common stock held. The rights will entitle the holder to subscribe for one additional share of the Fund’s common stock for each right at a subscription price equal to a discount to the market price. Record date stockholders who fully exercise their rights may participate in an over-subscription privilege subject to certain limitations and allotment. Final terms of the proposed offering, including the record date, subscription price and subscription period, will be determined at a later date and announced at that time. The rights offering will be made only by means of a prospectus. Subject to making the necessary filings with the SEC and such filings becoming effective, it is expected that the rights offering will be conducted in September or October of 2007. The record date for the offering has not yet been set.

A Registration Statement relating to the shares has been filed with the Securities and Exchange Commission but has not yet become effective. The securities to be offered may not be sold nor may offers to buy be accepted prior to the time that the Registration Statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities to be offered in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

RETIREMENT OF DIRECTOR

In addition, the Fund announced today that Albert L. Weintraub, age 77, has retired from the board of directors, effective July 23, 2007. The Fund thanked Mr. Weintraub for his years of service with the Fund. The Fund expects to appoint a new, independent director in the near future.

The Herzfeld Caribbean Basin Fund, Inc. is a closed-end fund managed by HERZFELD/CUBA, a division of Thomas J. Herzfeld Advisors, Inc. The Fund seeks long-term capital appreciation. To achieve its objective the Fund invests in issuers that are likely, in the Advisor’s view, to benefit from economic, political, structural and technological developments in the countries in the Caribbean Basin, which the Fund considers to include Cuba, Jamaica, Trinidad and Tobago, the Bahamas, the Dominican Republic, Barbados, Aruba, Haiti, the Netherlands Antilles, the Commonwealth of Puerto Rico, Mexico, Honduras, Guatemala, Belize, Costa Rica, Panama, Colombia, Venezuela and the United States.

Thomas J. Herzfeld Advisors, Inc. specializes in the field of closed-end funds. Information about the advisor and the Fund can be found at www.herzfeld.com. Information about research published by Thomas J. Herzfeld Advisors, Inc. is available at www.herzfeldresearch.com.

For further information contact:
Cecilia L. Gondor
305-271-1900